EXHIBIT 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. NAMES
MARTIN ANNESE CHIEF OPERATING OFFICER
New York, NY — April 14, 2008 — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB) today announced the appointment of Martin Annese as Chief Operating Officer effective April 28, 2008. In his new role, Marty will report to the CEO, Alex Alimanestianu, and will lead all fitness club operations and marketing for the Company.
Marty brings over 25 years of operations and management experience at multi-unit, consumer-focused businesses, including senior level positions at Starbucks Coffee Company and PepsiCo. As Senior Vice President, Northeast Zone for Starbucks, Marty was responsible for a $1.1 billion business (1,130 locations). During his eight-year tenure he added over 700 stores and more than tripled average store revenue while significantly increasing profit margins. Also, while at Starbucks, Marty developed and implemented strategies and initiatives which consistently resulted in top customer service ratings.
Alex Alimanestianu commented, “I am very excited to have Marty join our team as COO. Marty’s leadership skills, multi-unit operations experience and his expertise in customer service will be highly beneficial in helping us deliver a consistently high-quality member experience. I am confident that he will bring his considerable passion, talent and intelligence to building our culture, driving our core values, and enthusiastically pursuing our mission of making our members healthier and enriching their lives.”
About Town Sports International Holdings, Inc.
Town Sports International Holdings, Inc. (NASDAQ:CLUB) is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States operating under the brand names New York Sports Clubs, Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs. As of March 31, 2008, Town Sports International, through its subsidiaries, operated 159 clubs in the United States and three clubs in Switzerland. For more information, visit www.mysportsclubs.com.
Forward-Looking Statements:
This press release contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties, and other factors, including, among others, risks, uncertainties and factors set forth in our reports and documents filed with the United States Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
ICR, Inc.
Joseph Teklits/Jean Fontana
(203) 682-8200
joseph.teklits@icrinc.com

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